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                                                                     Exhibit 4.5

                        FORM OF EXCHANGE AGENT AGREEMENT

                            UNITED STATES CAN COMPANY
                               900 Commerce Drive
                            Oak Brook, Illinois 60523

                                                             ____________, 2001

Bank One Trust Company, N.A.
One N. State Street, 9th Floor
Chicago, Illinois 60602

Ladies and Gentlemen:

         United States Can Company, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $175,000,000 aggregate principal amount of its 12 3/8% Series B Senior Subordinated Notes due 2010 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 12 3/8% Senior Subordinated Notes due 2010 (the "Notes"), of which $175,000,000 aggregate principal amount is outstanding. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ________, 2001 (the "Prospectus"), a copy of which is attached to this Agreement as Attachment A and is a part of this Agreement, proposed to be distributed to all record holders of the Notes. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Prospectus.

         The Company hereby appoints Bank One Trust Company, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bank One Trust Company, N.A. Bank One Trust Company, N.A. hereby accepts the appointment as Exchange Agent and shall perform the duties and services of the Exchange Agent described herein on the terms and conditions contained in this Agreement.

         The Exchange Offer is expected to be commenced by the Company on or about ________, 2001 (the "Commencement Date"). The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Notes to accept the Exchange Offer and contains instructions with respect to the Exchange Offer.

         The Exchange Offer shall expire at 5:00 p.m., New York City time, on ________, 2001 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date").

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Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you no later than 6:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         The Company expressly reserves the right to amend or terminate the Exchange Offer and not to accept for exchange any Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Conditions of the Exchange Offer." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are set forth herein, and such duties that are necessarily incidental thereto in good faith, and no additional duties or responsibilities shall be implied against you.

         2. You will establish an account with respect to the Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer as soon as practicable after the Commencement Date.

         3. You are to examine each of the Letters of Transmittal, certificates for the Notes and confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility and any Agent's Message or other documents received by you by or for holders of the Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the exchanging holder or the Book-Entry Transfer Facility of the existence of the irregularity and the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. You are not authorized to accept any tender of Notes that you reasonably deem to be defective, unless you shall have received written notice from the Company as provided in paragraph 4 hereof that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Company.

         4. Upon your determination that any tender is defective, you shall notify the Company and, after consultation with and on the written instructions of the Company, use reasonable efforts to notify the person tendering such Notes or the Book-Entry Transfer Facility, as the case may be, of such determination. If necessary, you will return the certificates evidencing such Notes in the manner described herein. The Company shall have the absolute right to (i) reject any and all Notes not properly tendered, (ii) determine whether any tender of Notes is valid and (iii) reject any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful; it being understood that you shall have neither discretion nor responsibility with respect to such matters. The Company also shall have the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The interpretations by the Company of the terms and conditions of the Exchange Offer, each submitted Letter of Transmittal, each submitted Notice of Guaranteed Delivery and each other

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document or instrument submitted to it in connection with the Exchange Offer
(including, without limitation, the determination of whether any tender of Notes is valid) shall be final and binding. With the approval of either (a) the Chief Executive Officer and President or (b) the Executive Vice President and Chief Financial Officer of the Company (such approval, if given orally, to be promptly confirmed in writing), you are authorized to waive any irregularities in connection with any tender of Notes pursuant to the Exchange Offer.

         5. Tenders of Notes may be made only as set forth in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering" or in the Letter of Transmittal, and Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Notes that the Company or any other party designated by the Company in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

         6. You shall advise the Company with respect to any Notes delivered subsequent to the Expiration Date and accept its instructions with respect to the disposition of such Notes.

         7. You shall accept tenders:

               a. in cases where the Notes are registered in two or more names only if signed by all named holders;

               b. in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority to so act is submitted; and

               c. from persons other than the registered holder of Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Notes to the transfer agent for split-up and return any untendered Notes to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, shall be promptly confirmed in writing) of the Company's acceptance, promptly after the Expiration Date, of all Notes properly tendered, and you, on behalf of the Company, will exchange such Notes for Exchange Notes and cause such Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Notes tendered promptly after notice (such notice, if given orally, shall be promptly confirmed in writing) of acceptance of said Notes by the Company; PROVIDED, HOWEVER, that in all cases, Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or Agent's Message in lieu thereof) and any other required document. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

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         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

         10. The Company shall not be required to exchange any Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Notes tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Company to you.

         11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions of the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Notes (or effect the appropriate book-entry transfer of the unaccepted Notes), and return any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates for reissued Notes or for unaccepted Notes shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14. As Exchange Agent hereunder you:

               a. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of Notes, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

               b. shall not be obligated to take any legal action hereunder which might in your good faith judgment involve any expense or liability, unless you shall have been furnished with satisfactory indemnity;

               c. shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may conclusively rely on and shall be fully protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

               d. may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

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               e. may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any officer of the Company with respect to the Exchange Offer;

               f. shall not advise any person tendering Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Notes; and

               g. may consult with counsel, which may be counsel for the Company, with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

         15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with sufficient copies of such documents to complete the initial mailing as soon as practicable after the Commencement Date, and thereafter the Company will provide additional copies at your request. All other requests for information relating to the Exchange Offer shall be directed to the Secretary of the Company at 900 Commerce Drive, Oak Brook, Illinois 60523.

         16. You shall provide a report, in the form attached hereto as Attachment B, by e-mail or facsimile transmission to the Company and Ropes & Gray, counsel for the Company, and such other person or persons as they may reasonably request, weekly, and during the week immediately prior to the Expiration Date, more frequently, if reasonably requested, up to and including the Expiration Date You shall also provide the Company or any such other person or persons as the Company may reasonably request from time to time prior to the Expiration Date with such other information as the Company or such other person may reasonably request. In addition, you shall grant to the Company and such persons as the Company may request reasonable access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer.

         17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials as directed by the Company.

         18. For services rendered as Exchange Agent hereunder, the Company will pay you fees and expenses as described in Attachment C.

         19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your obligations hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand,

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shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         20. The Company agrees to indemnify and hold you (and your officers, directors, employees and agents) harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorney's fees, arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, enforcement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Notes; PROVIDED, HOWEVER, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful breach of this Agreement, willful misconduct or bad faith. You shall notify the Company in writing of any assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action. You shall not compromise or settle any such action or claim without the consent of the Company.

         21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         22. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same agreement.

         23. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         24. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

         25. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to the Company, to:

                  United States Can Company
                  700 East Butterfield Road
                  Suite 250
                  Lombard, Illinois 60148
                  Attention: Steven K. Sims
                  Facsimile: (630) 678-8135

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         with a copy to:

                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts  02110
                  Attention: Jane D. Goldstein, Esq.
                  Facsimile: (617) 951-7050

         If to the Exchange Agent, to:

                  Bank One Trust Company, N.A.
                  One N. State Street, 9th Floor
                  Chicago, Illinois 60602
                  Attention: Benita A. Pointer
                  Facsimile: (312) 407-2088

         With a copy to:
                  Bank One Trust Company, N.A.
                  One N. State Street, 9th Floor
                  Chicago, Illinois 60602
                  Attention: Exchanges
                  Facsimile: (312) 407-8853

         26. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18 and 20 shall survive the termination of this Agreement. Except as provided in Paragraph 17, upon any termination of this Agreement, you shall promptly deliver to the Company any funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

         27. This Agreement shall be binding and effective as of the date hereof.

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         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                             UNITED STATES CAN COMPANY


                                             By:
                                                -------------------------------
                                             Name:
                                             Title:

Accepted as of the date first above written:

BANK ONE TRUST COMPANY, N.A.
as Exchange Agent

By:
   --------------------------------------
   Name:
   Title:

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                                  ATTACHMENT B

                                                 Date:
                                                      -------------------------

[List Issuer & Other Addressees]
SENT BY (check one):
[ ] BY FAX:  ________________________
[ ] BY E-MAIL:

         Re: Notice of Tenders

With respect to Section 16 of the Exchange Agent Agreement, dated as of _______________, we confirm the following information as of the date hereof:

         1. Principal amount of Notes tendered during the past week:
            $____________________. Principal amount of such Notes tendered pursuant to a Notice of Guaranteed Delivery: $____________________.

         2. Principal amount of Notes referred to in paragraph 1. above regarding which Exchange Agent questions validity of the tender:
            $____________________.

         3. Aggregate principal amount of Notes tendered since the Commencement Date as to which Exchange Agent questions the validity of the tender: $___________________.

         4. Principal amount of Notes remaining unpresented (based on $______________ total Notes): $________________________

         5. Total aggregate principal amount of Notes validly tendered since the Effective Date: $_____________________


                                        Bank One Trust Company, N.A.,
                                        as Exchange Agent

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

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                                  ATTACHMENT C

                                Schedule of Fees

Per letter of transmittal mailed: $150.00

Minimum fee: $2,000.00

Extraordinary services and special requests: by appraisal

Out of pocket expenses incurred will be billed for reimbursement at invoiced cost

The minimum fee of $2,000.00 shall be due and payable upon execution of the Exchange Agent Agreement. The remaining balance shall be due and payable upon receipt of Exchange Agent's invoice therefor.